CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 68 to the Registration Statement (Form N-1A Nos. 33-13690 and 811-05125) of our reports dated February 10, 2020 on the financial statements and financial highlights of Growth and Income Portfolio, Appreciation Portfolio, Government Money Market Portfolio and Opportunistic Small Cap Portfolio (four of the funds constituting BNY Mellon Variable Investment Fund) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended December 31, 2019.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

April 6, 2020